CERTIFICATE OF WITHDRAWAL OF CERTIFICATE OF DESIGNATION,

PREFERENCES, AND RIGHTS OF

SERIES A PREFERRED STOCK OF CLINIGENCE HOLDINGS, INC.

CLINIGENCE HOLDINGS, INC., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

That, pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”) and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code, the Board of Directors, at a meeting of its members held October 29, 2019, adopted the recitals and resolutions withdrawing the Certificate of Designation, Preferences, and Rights of Series A Preferred Stock, which resolutions are as follows:

WHEREAS, the Board of Directors, at a meeting held on August 1, 2018, adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions thereof, of 1,000 shares of the Corporation’s Preferred Stock, par value $.001 per share (the “Series A Certificate”);

WHEREAS, no shares of Series A Preferred Stock currently remain outstanding and no such shares of Series A Preferred Stock shall be issued in the future;

WHEREAS, the Board of Directors deems it to be in the best interests of the Corporation and its stockholder to withdraw the Series A Certificate and return all of the shares of Preferred Stock previously designated as Series A Preferred Stock to authorized Preferred Stock available for issuance in accordance with the Company’s current Certificate of Incorporation and bylaws;

NOW, THEREFORE, BE IT RESOLVED: That pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of the Certificate of Incorporation, the Board hereby withdraws the Series A Certificate and returns all previously designated shares of Series A Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors, and that the officers of the Corporation, and each acting singly, are hereby authorized, empowered and directed to file with the Secretary of State of the State of Delaware a Certificate of Withdrawal of the Certificates of Designation, Preferences and Rights of the Series A Preferred Stock, as such officer or officers shall deem necessary or advisable to carry out the purposes of this resolution; and finally

BE IT RESOLVED, that when such certificate of withdrawal becomes effective upon acceptance of the Secretary of State of the State of Delaware, it shall have the effect of eliminating from the Corporation’s current Certificate of Incorporation all matters set forth in the Series A Certificate with respect to the Series Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Withdrawal to be signed by and attested by its duly authorized officers this 29th day of October, 2019.

CLINIGENCE HOLDINGS, INC.

By:	/s/ Elisa Luqman
Name:	Elias Luqman
Title:	Chief Financial Officer